Exhibit 99.1
Twilio Appoints Doug Robinson to Board of Directors

SAN FRANCISCO – March 24, 2026 – Twilio (NYSE: TWLO), the customer engagement platform that drives real-time, personalized experiences for today’s leading brands, today announced that Doug Robinson has been appointed to the Twilio Board of Directors, effective immediately. Robinson is a seasoned executive, previously holding the position of Co-President of Workday. He brings decades of experience in scaling global organizations, specifically overseeing GTM efforts, allowing him to provide a unique perspective as Twilio focuses on expanding its platform and retaining customers.

“Doug has a proven track record of scaling global organizations with immense rigor and discipline,” said Khozema Shipchandler, CEO of Twilio. “During his tenure at Workday, he was instrumental in transforming the business from its early stages into a multibillion-dollar industry leader. As Twilio focuses on becoming a foundational infrastructure platform for the age of AI, Doug’s expertise in driving operational excellence at scale will be invaluable. I’m confident his unique perspective will help us accelerate growth and further transform our GTM organization, all while ensuring we’re powering amazing digital interactions for our customers.”

Robinson recently spent 15 years at Workday, most recently serving as Workday’s Co-President. In this role, he was responsible for overseeing Workday’s GTM efforts across the globe and all industries, and for driving Workday’s continued revenue growth in new and emerging markets. Prior to Workday, he held various positions at Peoplesoft and Oracle. He currently sits on the board of Varicent and also serves as an advisor for Ema AI, Guild Education, and Savo.
“Watching Twilio’s transformation over the last few years has been a masterclass in business execution,” said Robinson. “The best companies know how to stay disciplined while making smart, bold bets, and that is exactly what Twilio has done. It's an honor to be on the front lines as a board member as Twilio cements itself as a foundational infrastructure layer in every company's tech stack.”

“Robinson is a proven leader with an impressive track record of elevating the execution and operations of global enterprise businesses,” said Jeff Epstein, Chair of the Board for Twilio. “We look forward to his perspective as we continue to focus on realizing the growth potential of the Twilio platform.”

Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements regarding Twilio’s expectations regarding our expansion, growth and go-to-market transformation, and market leadership in the AI era. These forward-looking statements are based on Twilio’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include those described in Twilio’s filings with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release and Twilio does not undertake any obligation to update or revise these statements, except as may be required by law.

Exhibit 99.1

About Twilio
Today's leading companies trust Twilio's Customer Engagement Platform (CEP) to build direct, personalized relationships with their customers everywhere in the world. Twilio enables companies to use communications and data to add intelligence and security to every step of the customer journey, from sales to marketing to growth, customer service and many more engagement use cases in a flexible, programmatic way. Across 180 countries, millions of developers and hundreds of thousands of businesses use Twilio to create magical experiences for their customers. For more information about Twilio (NYSE: TWLO), visit: www.twilio.com.

Contacts
Investor Contact:
Rodney Nelson
ir@Twilio.com

Media Contact:
Kari Ramirez
press@Twilio.com